Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE MEDIA CONTACTS		INVESTOR CONTACT
Cris Paden	Sarah Meron	Helyn Corcos
Symantec Corp.	American Express	Symantec Corp.
650-527-5526	212-640-5503	650-527-5523
cpaden@symantec.com	Sara.b.meron@aexp.com	hcorcos@symantec.com

Symantec Splits Chairman and CEO Position

MOUNTAIN VIEW, Calif. – Wednesday, Jan. 23, 2013 – Symantec Corp. (Nasdaq: SYMC) today announced that it has split the roles of chairman of the board and chief executive officer. The board of directors has elected director Dan Schulman to the position of non-executive chairman while Steve Bennett remains president and chief executive officer.

Click to Tweet: Dan Schulman to be named chairman of # Symantec

Click to Tweet: Steve Bennett president and chief executive of # Symantec

“I’m excited about Symantec’s prospects and for the opportunity to contribute to its continued success,” said Schulman. “As CEO, Steve has a vision for where he wants to take the company and help it reach its fullest potential. I look forward to working with him, the board, and everyone at Symantec to help transform the company to deliver greater value for employees, customers and shareholders.”

“The board and I agree that having an independent director serve as the non executive chairman is in the best interests of our shareholders,” said Bennett. “Separating the positions of chairman and CEO allows me to focus on executing the company’s strategic plan and managing the company’s operations and performance. It enhances the board’s independent oversight of the company’s senior management team and enables better communications and relations between the board, the CEO and other senior management segments of the company.”

Schulman has been a member of Symantec’s board of directors since March 2000. Since August 2010, he is president of American Express’ Enterprise Growth group. Previously, Schulman served as president of Sprint’s PrePaid Group and chief executive officer of Virgin Mobile USA, until its acquisition by Sprint in the Fall of 2009.

(More)

Dan Schulman to be Named Chairman of Symantec

From May 2000 until May 2001, Schulman was president and chief executive officer of priceline.com, after serving as president and chief operating officer from July 1999. Previously, Schulman was president of the AT&T Consumer Markets Division of AT&T Corp., a telecommunications services company, and was appointed to the AT&T Operations Group, the company’s most senior executive body.

Schulman serves on the board of directors of Flextronics. He received a bachelor’s degree in economics from Middlebury College, and a master’s degree in business administration, majoring in Finance, from New York University.

About Symantec

Symantec protects the world’s information, and is a global leader in security, backup and availability solutions. Our innovative products and services protect people and information in any environment – from the smallest mobile device, to the enterprise data center, to cloud-based systems. Our world-renowned expertise in protecting data, identities and interactions gives our customers confidence in a connected world. More information is available at www.symantec.com or by connecting with Symantec at: go.symantec.com/socialmedia.

###

NOTE TO EDITORS: If you would like additional information on Symantec Corporation and its products, please visit the Symantec News Room at http://www.symantec.com/news. All prices noted are in U.S. dollars and are valid only in the United States.

Symantec and the Symantec Logo are trademarks or registered trademarks of Symantec Corporation or its affiliates in the U.S. and other countries. Other names may be trademarks of their respective owners.

FORWARD-LOOKING STATEMENTS: Any forward-looking indication of plans for products is preliminary and all future release dates are tentative and are subject to change. Any future release of the product or planned modifications to product capability, functionality, or feature are subject to ongoing evaluation by Symantec, and may or may not be implemented and should not be considered firm commitments by Symantec and should not be relied upon in making purchasing decisions.